Man-AHL 130, LLC Account Statement 4/1/2007 to 4/30/2007 (Unaudited)

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Man-AHL 130, LLC

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                     STATEMENT OF CHANGES IN CAPITAL ACCOUNT
Beginning of Period Net Asset Value                                                                     0.00

Capital Additions this Period                                                                  15,000,000.00

Capital Withdrawals this
Period                                                                                                  0.00

                  Net Income (Loss) for the Period                                                682,766.24
                                                                                             ---------------
                  End of Period Net Asset Value (4/30/2007)                                    15,682,766.24

                  Rate of Return for the Period                                     4.55%
                       INVESTOR STATEMENT OF INCOME (LOSS)
Income
              Gain (Loss) on Trading of Commodity Futures and Forwards
                  Realized Gain (Loss) on Closed Futures and Forwards                            $708,240.04

                  Change in Unrealized Gain (Loss) on Open Futures and Forwards                  $153,414.29

              Gain (Loss) from Investments in other Partnerships                                          $0
              Change in Accrued Commissions                                                      ($14,957.00)
              Interest Income                                                                     $42,924.98
                                                                                             ---------------
                                                     Total Income                                $889,622.31
Expenses
              Management Fee                                                                     ($36,235.72)
              Incentive Fee                                                                     ($164,053.89)
              Other Expenses                                                                     ($45,416.67)
              (Waiver)                                                                            $38,850.21
                                                     Total Expenses                             ($206,856.07)
                                                                                             ---------------
                                                     Net Income                                  $682,766.24
                                                                                             ---------------

                                        Statement of Fund Changes in Net Asset Value (N.A.V)

Beginning of Period Net Asset Value (4/1/2007)                                                0.00
Capital Contributions this Period                                                             15,000,000.00
Capital Redeemed this Period                                                                  0.00
Current Period Net Income (Loss)                                                              682,766.24
------------------------------------------------------------------------------------------------------------
End of Period Net Asset Value Class A Series 2                       (4/30/2007)              15,682,766.24
End of Period Net Asset Value Per Unit Class A Series 2              (4/30/2007)              104.55

            To the best of my knowledge and belief, the information contained in the above report is accurate and complete.
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                                          /s/ Alicia B. Derrah
                                          --------------------
                                          Alicia B. Derrah
                                          Chief Financial Officer
                                          Man Investments (USA) Corp
                                          Commodity Pool Operator of Man AHL-130